UNITED STATES

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McKesson Corporation
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McKesson Corporation One Post Street San Francisco, CA 94104-5296 415.983.8300

SUPPLEMENTAL INFORMATION

ANNUAL MEETING OF STOCKHOLDERS

JULY 25, 2012

Dear Stockholder,

We are sending you this supplemental information about McKesson’s 2012 proxy materials in order to summarize our view on several key proposals and to update our materials for the views of certain proxy advisory firms.

At the 2012 annual meeting, our stockholders will be asked to vote upon an advisory resolution to approve the compensation of our named executive officers (“NEOs”). This “say on pay proposal” appears as Proposal No. 3 in our proxy materials. For the reasons set forth below and in our proxy materials, we believe McKesson’s executive compensation program directly links pay with performance. In addition, we have been responsive to feedback from stockholders in refining our compensation programs and practices, resulting in the reduction of executive compensation over the last two years despite stronger financial and operational performance. Therefore, we urge you to vote “FOR” the say on pay proposal.

The two leading proxy advisory firms both acknowledge our favorable stock performance and financial results, a substantial decrease in NEO compensation over the last two years, and several positive changes to our executive compensation program. Yet they have reached different conclusions on the say on pay proposal.

While ISS Proxy Advisory Services recommends that stockholders vote against the proposal, Glass Lewis & Co. recommends that stockholders vote for the proposal, stating that “[i]n light of the Company’s track record of aligning executive pay with performance, we do not believe there are any significant issues for shareholder concern regarding the Company’s executive compensation program at this time. Thus, in the aggregate, we believe the Company is responding to shareholder concerns, has implemented positive changes in its programs and policies, and that shareholders can support this resolution.”

McKesson has a long track record of strong financial and operational performance. Over the last five fiscal years, we increased revenues by more than 20%, earnings by more than 80% and our dividend on common stock by more than 200%. During this same period, the Compensation Committee has taken a number of important steps, as detailed in our proxy materials, to evolve our executive compensation program and to reduce executive compensation opportunities. Among the most recent changes implemented by our Company are the following:

•	All of our incentive plans now make use of multiple financial metrics that are directly aligned to stockholders’ interests.

•	Under our cash long-term incentive plan, the maximum payout to our executive officers has been reduced by 33% and our executive officers’ target awards have been reduced by 5%.

•

Our CEO relinquished his right to be paid a “golden parachute” excise tax gross-up, and his potential cash severance pay for a termination in connection with a change in control has been significantly reduced.

These and a series of many other significant changes to our executive compensation program over the last several years have had the effect of moderating the level of compensation provided to our NEOs. Consequently, fiscal 2012 is the second consecutive year where executive compensation was down despite our Company’s stronger year-over-year financial and operational performance.

The graphics below demonstrate our total stockholder return over the last five years against the executive compensation disclosed in our proxy materials over the same period (excluding pension accrual).

Total Stockholder Return and NEO Compensation

Chief Executive Officer	Average Other NEOs

Company/Index	3/31/2007	3/31/2008	3/31/2009	3/31/2010	3/31/2011	3/31/2012
McKesson Corporation	100	89.81	60.73	114.92	139.72	156.68
Value Line Healthcare Sector Index	100	94.52	72.44	100.35	119.57	136.05
S&P 500 Index	100	94.92	58.77	88.02	101.79	110.49

Given McKesson’s financial and operational performance over the last several years, our pay for performance philosophy and the steps our Compensation Committee has taken to adjust our direct compensation targets and goals to further link executive pay with McKesson’s performance, we urge you to vote “FOR” the say on pay proposal.

At the annual meeting, you will also be asked to vote upon four stockholder proposals. To remind you why we oppose these proposals, we have provided a summary of our reasons below. We encourage you, however, to review the full statement of our reasons in our proxy materials, and we urge you to vote “AGAINST” each of these proposals:

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Action by Written Consent of Stockholders: We believe this proposal could have adverse consequences for McKesson and its stockholders, including potential abuse, disenfranchisement of minority stockholders, lack of transparency and accountability to our stockholders, and the undermining of an orderly governance process for taking significant corporate actions.

•

Independent Board Chairman: We believe that preserving the flexibility to determine whether at any given time the Chairman should be an independent director is in the best interests of McKesson and its stockholders. Adopting a policy that restricts the Board’s judgment and discretion would deprive us of the ability to select the most qualified and appropriate individual to serve as Chairman at any given time. Having Mr. John Hammergren serve as Chairman and CEO, given his healthcare industry experience and knowledge, coupled with our strong independent director leadership, is the most effective and appropriate Board leadership structure at this time and has served stockholders well in terms of outstanding financial results.

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Significant Executive Stock Retention until Reaching Normal Retirement Age: We believe our current executive compensation program, which requires significant vesting periods for equity awards, and our substantial holding requirement under our Stock Ownership Policy strike an appropriate balance to motivate our executives to deliver long-term results, while at the same time discouraging unreasonable risk- taking. This proposal would upset this balance and undermine the effectiveness and competitiveness of our executive compensation program.

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Accelerated Vesting of Equity Awards: We believe this proposal would limit our ability to provide competitive compensation programs to our senior executives and could disadvantage our ability to attract and retain highly qualified senior executives. Additionally, this proposal could adversely impact our ability to maximize stockholder value in a potential change in control event.

Your vote is important to us and we appreciate your ongoing support of McKesson. If you would like to speak with us about any of the proposals in our proxy materials, please feel free to call us at 1-800-826-9360.

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